Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3s
(File Nos. 333-261228 and 333-274324), Form S-1 (File No. 333-267152), Form S-8s (File Nos. 333-215913 and 333-265384) of our report dated March 14, 2024, with exception of Note 15 for which the date is March 17, 2025, with respect to our audits of the consolidated financial statements of Ramaco Resources, Inc. (the “Company”),  appearing in the Annual Report on Form 10-K as of and for the year ended December 31, 2024, and to reference to us under the heading “Experts” in such registration statements.

/s/ Cherry Bekaert LLP

Louisville, Kentucky

March 17, 2025